MAKE GOOD AGREEMENT

MAKE GOOD AGREEMENT dated November 15, 2006 (the "Agreement"), by and among Keating Securities, LLC, a Delaware limited liability company, as the authorized agent of the Investors (as defined below) (the "Investor Agent"), Applied Spectrum Technologies, Inc., a Delaware corporation, and its current and future subsidiaries (collectively, "Applied Spectrum"), Ever Leader Holdings Limited, a company incorporated under the laws of Hong Kong SAR, and its direct and indirect subsidiaries (collectively, the "Company"), Mr. Yiqing Wan and Ms. Wei Xu, as individuals (collectively, the "XIA Shareholders") and Moveup Investments Limited, a company organized under the laws of the British Virgin Islands ("Moveup" and together with the XIA Shareholders, the "Depositors"). This Agreement shall become effective upon the execution thereof by all parties.

WHEREAS:

A. On September 7, 2006, Applied Spectrum entered into a definitive share exchange agreement whereby it will acquire all of the shares and equity ownership of the Company from the Company's shareholders in exchange for common stock, $0.001 par value (the "Common Stock") of Applied Spectrum (the "Reverse Merger").

B. Applied Spectrum has offered for sale (the "Offering") certain shares of Common Stock and attached warrants to purchase shares of common stock in accordance with that certain Securities Purchase Agreement, dated as of the date hereof (the "Securities Purchase Agreement"), by and among Applied Spectrum, the Company and the investors signatory thereto (the "Investors"), in connection with and conditioned upon the consummation of the Reverse Merger and certain other conditions set forth in the Securities Purchase Agreement.

C. Applied Spectrum and the Company presented financial projections to the Investors in that certain private placement memorandum, dated October 20, 2006, indicating that the Company will report net income of at least $9 million, with an allowable grace margin of $1 million, equating to net income of $8 million for the fiscal year ending December 31, 2007, based upon an audit conducted in conformity with United States generally accepted accounting principles ("US GAAP").

D. As an inducement to the Investors to enter into the Securities Purchase Agreement, the XIA Shareholders and Moveup desire to place the Escrow Shares (as hereinafter defined) they will receive upon the completion of the Reverse Merger into escrow for the benefit of the Investors in the event that the Company fails to satisfy the Performance Threshold (as hereinafter defined).

E. Pursuant to the requirements of the Securities Purchase Agreement, Applied Spectrum, the Company, the XIA Shareholders, Moveup and the Investor Agent have agreed to establish an escrow (the "Escrow") on the terms and conditions set forth in that certain Escrow Agreement, dated on even date herewith (the "Escrow Agreement"), by and among Computershare Trust Company, Inc., the transfer agent for Applied Spectrum (the "Escrow Agent") and the parties hereto.

F. Contemporaneously with the execution and delivery of this Agreement, the parties hereto are executing and delivering a Registration Rights Agreement, (the "Registration Rights Agreement"), pursuant to which Applied Spectrum has agreed to provide certain registration rights with respect to the Escrow Shares (as defined below), under the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, and applicable state securities laws.

G. On or prior to sixty (60) days from the Closing Date of the Securities Purchase Agreement, as defined therein, (the "Audited Financial Statement Delivery Deadline"), the Company is required under the Securities Purchase Agreement to deliver to the Buyers its financial statements for the years ending December 31, 2004 and December 31, 2005, audited by Rotenberg & Company, LP (the "New Audit Financial Statements"), prepared in accordance with generally accepted accounting principles, consistently applied, during each year involved (except as may be otherwise indicated in such financial statements or the notes thereto) and fairly presenting in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for each such year then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. ESTABLISHMENT OF ESCROW.

(a) Escrow Deposit. Concurrently with the closing of the Reverse Merger and the closing of the Offering, (i) the XIA Shareholders shall deliver to the Escrow Agent stock certificates evidencing 13.5 million shares, in the aggregate, of Common Stock (as adjusted for stock splits, stock dividends, and similar adjustments) ("XIA Escrow Shares"), and (ii) Moveup shall deliver to the Escrow Agent a stock certificate evidencing 1.5 million shares of Common Stock (as adjusted for stock splits, stock dividends, and similar adjustments) (the "Moveup Escrow Shares" and together with the XIA Escrow Shares, the "Escrow Shares"), in each case, with stock powers executed in blank in form and substance reasonably satisfactory to the Investor Agent.

(b) Fees and Expenses. Applied Spectrum and the Company shall be responsible for any and all fees and costs related to the services rendered by Escrow Agent hereunder and pursuant to the Escrow Agreement.

2. DISBURSEMENT OF ESCROW SHARES.

(a) Performance Threshold. Each of Applied Spectrum and the Company covenants to the Investors and Investor Agent that Net Income (as defined below) for the fiscal year ending December 31, 2007 ("FY07 Net Income") of Applied Spectrum will be greater than or equal to $8.0 million (the "Performance Threshold"), as set forth in financial statements of Applied Spectrum (the "FY07 Financial Statements") for the period ending December 31, 2007 prepared in accordance with the published rules and regulations of US GAAP applied on a consistent basis throughout the periods involved and audited in accordance with the auditing standards of the Public Company Accounting Oversight Board ("PCAOB") by a nationally recognized independent accountant registered with PCAOB (the "Independent Accountant"), with such statements fairly presenting in all material respects the financial position of Applied Spectrum and its subsidiaries, on a consolidated basis, as of the fiscal year ending December 31, 2007 (the "FY07") and the FY07 Financial Statements shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. For the purpose of this Agreement, "Net Income" means, for any period, the net income (or loss) of Applied Spectrum and its subsidiaries for such period, determined on a consolidated basis; provided, however, that the net income for such period will be increased by any non-cash charges incurred as a result of the Offering (due to non-cash amortization on warrants charged to the Applied Spectrum's results of operation, if any).

(b) FY07 Financial Statements. Applied Spectrum shall provide the Investor Agent and the Eligible Investors (as defined below) with its audited FY07 Financial Statements on or before March 31, 2008. Concurrently with the release of the audited FY07 Financial Statements to the Investor Agent and the Eligible Investors, (i) the Company shall provide to the Investor Agent and the Eligible Investors a written certification as to the amount of the Net Income for FY07 and whether the Performance Threshold has been met and (ii) the Company shall make such FY07 Financial Statements and certification publicly available (as part of an Annual Report on Form 10-KSB or on a Current Report on Form 8-K, or otherwise). Subject to Section 3 below, in the event the Performance Threshold is not attained, Applied Spectrum and the Investor Agent shall promptly provide a joint written instruction to the Escrow Agent (the "Investor Joint Instructions"), to deliver as promptly as practicable (such date, the "Released Escrow Shares Release Date") to the Eligible Investors, on a Pro Rata Basis (as defined below), an aggregate amount of Escrow Shares based from the following formula (the "Released Escrow Shares"):

(($8 million - FY07 Net Income) / $8 million) X (Escrow Shares)

The Released Escrow Shares shall be capped at the number of Escrow Shares remaining in escrow after the distribution of the New Financial Statement Escrow Shares, as defined below, if any.

(c) Allocation of Released Escrow Shares; Transfer of Released Escrow Shares.

(i) Investors holding at least 100 shares of Common Stock as of April 10, 2008 (the "Eligible Investors") shall be entitled to receive allocations of the Released Escrow Shares on a Pro Rata Basis. For the purpose of this Agreement, "Pro Rata Basis" means such portion of the Released Escrow Shares equal to the product of (i) the number of Released Escrow Shares (as calculated in accordance with Section 2(b) above) and (ii) the quotient of (x) the number of shares of Common Stock acquired by such Eligible Investor in the Offering and (y) the number of shares of Common Stock acquired by all Investors in the Offering. Any distribution of Released Escrow Shares hereunder shall also include a distribution to such Investor of any dividends or other distributions in the Escrow, which were issued or otherwise obtained or deposited with respect to such Released Escrow Shares distributed to such Investor hereunder.

(ii) Applied Spectrum and the Investor Agent shall cause the Investor Joint Instructions to instruct the Escrow Agent to either (x) deliver the Released Escrow Shares allocated to each Eligible Investor by crediting such aggregate number of shares of Common Stock to which such Eligible Investor is entitled to such Eligible Investor's or such Eligible Investor's designee's balance account with the Depository Trust Company through the Deposit Withdrawal Agent Commission system or (y) if the Escrow Agent is unable to distribute the Released Escrow Shares of any Eligible Investor in accordance with the foregoing, to deliver stock certificates evidencing the Released Escrow Shares of such Eligible Investor registered in the name of each such Eligible Investor or such Eligible Investor's designee at such address as set forth in the Securities Purchase Agreement or such other address provided to the Investor Agent by such Eligible Investor.

(iii) If there are any Escrow Shares remaining in the Escrow after the distribution of the Released Escrow Shares or if the Company's Performance Threshold obligation ceases in accordance with Section 3 below (the Escrow Shares held in the Escrow at such time, the "Remaining Escrow Shares"), Applied Spectrum and the Investor Agent shall promptly thereafter provide a joint written instruction to the Escrow Agent (the "Shareholder Joint Instructions") to deliver the Remaining Escrow Shares to the XIA Shareholders and Moveup, in such amounts as determined for each such Depositor by multiplying (i) the number of Remaining Escrow Shares by (ii) the quotient of (x) the number of shares of Common Stock contributed by such Depositor into the Escrow and (y) the number of shares of Common Stock contributed by all Depositors into the Escrow. Applied Spectrum and the Investor Agent shall cause the Shareholder Joint Instructions to instruct the Escrow to promptly deliver stock certificates evidencing the Remaining Escrow Shares of such Depositor registered in the name of such Depositor to the addresses set forth in the Escrow Agreement. Any distribution of Remaining Escrow Shares hereunder shall also include a distribution to such Depositor of any dividends or other distributions in the Escrow, which were issued or otherwise obtained or deposited with respect to such Remaining Escrow Shares distributed to such Depositor hereunder.

(d) New Audit Financial Statements; Allocation of Escrow Shares; Transfer of Escrow Shares.

(i) Applied Spectrum shall provide the Investor Agent and the Investors with the New Audited Financial Statements on or before the Audited Financial Statement Delivery Deadline. Concurrently with the release of the New Audited Financial Statements to the Investor Agent and the Investors, (I) the Company shall provide to the Investor Agent and the Investors a written certification as to the amount of (u) Revenue (as defined and calculated under US GAAP) of the Company and its Subsidiaries for the periods ended December 31, 2004 and December 31, 2005, as set forth in the New Audit Financial Statements (such Revenue for each such period, the "New Audited Revenue"), (v) Cash Flow from Operations (as defined and calculated under US GAAP) of the Company and its Subsidiaries for the periods ended December 31, 2004 and December 31, 2005, as set forth in the New Audit Financial Statements (such Cash Flow from Operations for each such period, the "New Audited Cash Flow from Operations"), (w) Revenue of the Company and its Subsidiaries for the periods ended December 31, 2004 and December 31, 2005 as set forth in the financial statements of the Company audited by Moen & Company LLP delivered to the Investor Agent and the Investors on or prior to the Closing Date (such Revenue for each such period, the "Old Audited Revenue"), (x) Cash Flow from Operations of the Company and its Subsidiaries for the periods ended December 31, 2004 and December 31, 2005 as set forth in the financial statements of the Company audited by Moen & Company LLP delivered to the Investor Agent and the Investors on or prior to the Closing Date (such Cash Flow from Operations for each such period, the "Old Audited Cash Flow from Operations"), (y) whether (A) the New Audited Revenue for any such period is 10% less than the Old Audited Revenue for any such corresponding period (the "New Audited Revenue Threshold") or (B) the New Audited Cash Flow from Operations for any such period is 10% less than the Old Audited Cash Flow from Operations for any such corresponding period (the "New Audited Cash Flow from Operations Threshold") (collectively, the "New Financial Statement Thresholds") and (z) whether the New Financial Statement Thresholds have been met and (II) the Company shall make such New Financial Statements and certification publicly available (as part of an Annual Report on Form 10-KSB or on a Current Report on Form 8-K, or otherwise).

(ii) If either the New Audited Revenue Threshold or the New Audited Cash Flow from Operations Threshold has not been met as determined in accordance with Section 2(d)(i) above, then Applied Spectrum and the Investor Agent shall promptly provide a joint written instruction to the Escrow Agent (the "New Financial Statement Investor Joint Instructions") to deliver as promptly as practicable (such date, the "New Financial Statement Release Date") to each Investor such number of Escrow Shares equal to the product of (x) the New Financial Statement Escrow Shares (as defined below) and (y) the quotient of (A) the number of shares of Common Stock acquired by such Investor in the Offering and (B) the number of shares of Common Stock acquired by all Investors in the Offering. For purposes of this Agreement, "New Financial Statement Escrow Shares") means such number of Escrow Shares equal to the product of (x) one million and (y) the greater of the number of percentage points in excess of 10% in which (A) the Old Audited Revenues exceeds the New Audited Revenues and (B) the Old Audited Cash Flow from Operations exceeds the New Cash Flow From Operations; provided, that such number of New Financial Statement Escrow Shares shall be capped at the total number of Escrow Shares deposited with the Escrow Agent in accordance with Section 1(a).

(iii) Applied Spectrum and the Investor Agent shall cause the New Financial Statement Investor Joint Instructions to instruct the Escrow Agent to either (x) deliver the Escrow Shares allocated to each Investor by crediting such aggregate number of shares of Common Stock to which such Investor is entitled to such Investor's or such Investor's designee's balance account with the Depository Trust Company through the Deposit Withdrawal Agent Commission system or (y) if the Escrow Agent is unable to distribute the Escrow Shares of any Investor in accordance with the foregoing, to deliver stock certificates evidencing the Escrow Shares of such Investor registered in the name of each such Investor or such Investor's designee at such address as set forth in the Securities Purchase Agreement or such other address provided to the Investor Agent by such Investor.

(iv) Notwithstanding anything herein to the contrary, following the release of the Escrow Shares in accordance with this Section 2(d), the obligation of Applied Spectrum to deliver Escrow Shares to the Eligible Investors upon failure to meet the Performance Threshold shall cease and no Escrow Shares shall be deemed to be Remaining Escrow Shares for any purpose hereunder.

3. FORCE MAJEURE.

(a) Upon the occurrence of an event of Force Majeure (as defined below), the obligation of Applied Spectrum to meet the Performance Threshold shall cease and all Escrow Shares shall be immediately deemed Remaining Shares for all purposes hereunder. For the purpose of this Agreement, "Force Majeure" means a natural disaster (e.g., earthquakes, typhoons, flood, fire), war, epidemic, civil disturbance, strike, major failure of domestic transportation, act of government or public agency that directly and substantially prevents the Company from operating a significant part of its business, which was unforeseeable at the time of the closing and the occurrence and consequences thereof could not reasonably be avoided or overcome.

(b) If Applied Spectrum intends to claim a Force Majeure has occurred, it must promptly inform the Investor Agent in writing within thirty (30) days from the occurrence of such event and provide detailed evidence of the occurrence and the duration of such occurrence.

(c) Should any controversy arise with respect to Applied Spectrum's claim that a Force Majeure has occurred and/or with respect to the right of the Investors to receive the Escrow Shares, the Investor Agent shall have the right to consult counsel at the expense of Applied Spectrum and/or to institute an appropriate interpleader action to determine the rights of the parties.

4. REPRESENTATIONS AND WARRANTIES OF DEPOSITORS. Each Depositor hereby represents and warrants with respect to only itself that:

(a) Legal Capacity; Organization. Solely with respect to (i) each XIA Shareholder, such XIA Shareholder has the legal capacity and right to execute, deliver, enter into, consummate and perform the transactions contemplated by hereby and in the Escrow Agreement and otherwise to carry out its obligations hereunder and thereunder and (ii) Moveup, Moveup is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite power and authority to enter into and to consummate the transactions contemplated by hereby and in the Escrow Agreement and otherwise to carry out its obligations hereunder and thereunder.

(b) Accredited Investor Status. Such Depositor is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D under the Securities Act.

(c) Securities Ownership. As of the Closing Date (as defined in the Securities Purchase Agreement), such Depositor owns the Escrow Shares to be deposited by such Depositor (i) as the sole record and beneficial owner or (ii) the joint record and beneficial owner with an other Depositor of such Escrow Shares, in each case, free from all taxes, liens, claims, encumbrances and charges and there are no outstanding rights, options, subscriptions or other agreements or commitments obligating such Depositor to sell or transfer such Escrow Shares and such Escrow Shares are not subject to any lock-up or other restriction on their transfer or on the ability of the Investors to sell or transfer such Escrow Shares. As of the Closing Date, such Depositor shall have paid any and all amounts and charges due and owing to Applied Spectrum and the Company with respect to the Escrow Shares and there shall be no unpaid amounts or charges claimed to be due to either Applied Spectrum or the Company from such Depositor with respect to the Escrow Shares.

(d) Authorization; Enforcement; Validity. This Agreement has been duly authorized, executed and delivered by such Depositor and constitutes a valid and legally binding agreement of such Depositor enforceable against such Depositor in accordance with its terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies.

(e) Consents. All government and other consents that are required to have been obtained by such Depositor with respect to this Agreement have been obtained and are in full force and effect and all conditions of any such consents have been complied with. Such Depositor has complied and will comply with all applicable disclosure or reporting requirements in respect of the transaction contemplated hereby.

(f) No Conflicts. The execution and delivery by such Depositor of this Agreement, the sale and delivery of the Escrow Shares and the performance by such Depositor of its obligations under this Agreement do not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and the rules and regulations of the Principal Market (as defined in the Warrants)), (ii) any order or judgment of any court or other agency of government or any of such Depositor's assets or any contractual restriction binding on or affecting such Depositor or any of such Depositor's assets or (iii) solely with respect to Moveup, result in a violation of any organizational or other constituent document of Moveup or any of its subsidiaries or any capital stock of Moveup.

(g) Independent Decision. Such Depositor is acting solely for such Depositor's own account, and has made such Depositor's own independent decision to enter into this Agreement and as to whether this Agreement is appropriate or proper for such Depositor based upon such Depositor's own judgment and upon advice of such advisors as such Depositor deems necessary. Such Depositor acknowledges and agrees that such Depositor is not relying, and has not relied, upon any communication (written or oral) of any Investor or any affiliate, employee or agent of any Investor with respect to the legal, accounting, tax or other implications of this Agreement and that such Depositor has conducted such Depositor's own analyses of the legal, accounting, tax and other implications hereof and thereof; it being understood that information and explanations related to the terms and conditions of this Agreement shall not be considered investment advice or a recommendation to enter into this Agreement. Such Depositor acknowledges that no Investor nor any affiliate, employee or agent of any Investor is acting as a fiduciary for or an advisor to such Depositor in respect of this Agreement.

(h) Brokerage Fees. Other than amounts payable to the Investor Agent or its affiliates, such Depositor has taken no action that would give rise to any claim by any person for brokerage commissions, finder's fees or similar payments relating to this Agreement or the transactions contemplated hereby.

(i) Litigation. There is no action, suit, claim, proceeding, inquiry or investigation before or by any court, public board, government agency or self regulatory organization or body pending or, to the knowledge of such Depositor, threatened against or affecting such Depositor that could reasonably be expected to have a material adverse affect on the ability of such Depositor to perform its obligations hereunder.

(j) Investment Company Status. Solely with respect to Moveup, Moveup is not, and upon consummation of transactions contemplated hereby will not be, an "investment company," a company controlled by an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company" as such terms are defined in the Investment Company Act of 1940, as amended.

5. REGISTRATION RIGHTS. Applied Spectrum and the Company acknowledge that the Released Escrow Shares are Registrable Securities (as defined in the Registration Rights Agreement) and the Investors shall have such registration rights set forth in the Registration Rights Agreement related thereto.

6. TERMINATION. This Agreement shall terminate at such time as all of the Escrow Shares shall have been released by the Escrow Agent from the Escrow in accordance with Section 2 hereof; provided however, that Sections 1(b), 5, 6, 7 and 8 shall survive any such termination.

7. INDEMNITY. The Investor Agent will be indemnified and held harmless, jointly and severally, by Applied Spectrum, the Company, the XIA Shareholders and Moveup from and against any expenses, including reasonable attorneys' fees and disbursements, damages or losses suffered by Investor Agent in connection with any claim or demand, which, in any way, directly or indirectly, arises out of or relates to this Agreement or the services of Investor Agent hereunder or under the Escrow Agreement; except, that if Investor Agent is guilty of willful misconduct, fraud or gross negligence under this Agreement then Investor Agent will bear all losses, damages and expenses arising as a result of such willful misconduct, fraud or gross negligence. Promptly after the receipt by Investor Agent of notice of any such demand or claim or the commencement of any action, suit or proceeding relating to such demand or claim, Investor Agent will notify the other parties hereto in writing. For the purposes hereof, the terms "expense" and "loss" will include all amounts paid or payable to satisfy any such claim or demand, or in settlement of any such claim, demand, action, suit and all costs and expenses, including, but not limited to, reasonable attorneys' fees and disbursements, paid or incurred in investigating or defending against any such claim, demand, action, suit or proceeding.

8. MISCELLANEOUS.

(a) Notices. Any communication, notice or document required or permitted to be given under this Agreement shall be given in writing and shall be deemed received (i) when personally delivered to the relevant party at such party's address as set forth below, (ii) if sent by mail (which must be certified or registered mail, postage prepaid) or overnight courier, when received or rejected by the relevant party at such party's address indicated below, or (iii) if sent by facsimile, when confirmation of delivery is received by the sending party:

If to the Investor Agent:

Keating Securities, LLC
5251 DTC Parkway, Suite 1090
Greenwood Village, Colorado 80111-2739
Telephone:  (720) 889-0131
Facsimile:  (720) 889-0135
Attention:  Timothy J. Keating, President

with a copy to (for informational purposes only):

Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
Telephone: (212) 756-2000
Facsimile: (212) 593-5955
Attention:  Eleazer N. Klein, Esq

If to Applied Spectrum (prior to the deposit of the Escrow Shares):

Applied Spectrum Technologies, Inc.,
936A Beachland Boulevard, Suite 13
Vero Beach, Florida 32963
Telephone: (720) 889-0131
Facsimile: (720) 889-0135
Attention:  Kevin Keating, President

and

If to Applied Spectrum and the Company (after the deposit of the Escrow Shares):

23/F, Changjiang Plaza, 1 Mingquan Lu
Wuhan 430021, P.R. China
Telephone: +1 (86 27) 8537-5532
Facsimile: +1 (86 27) 8537-5851
Attention:  Yiqing Wan

(b) with a copy to:

Anslow & Jaclin, LLP
195 Route 9 South, Suite 204
Manalapan, New Jersey 07726
Telephone:  (732) 409-1212
Facsimile:  (732) 577-1188
Attention:  Richard I. Anslow, Esq.

or such other address as indicated by Applied Spectrum as its primary business address in its SEC filings.

If to the XIA Shareholders

23/F, Changjiang Plaza, 1 Mingquan Lu
Wuhan 430021, P.R. China
Telephone: +1 (86 27) 8537-5532
Facsimile: +1 (86 27) 8537-5851
Attention:  Yiqing Wan & Wei Xu

If to Moveup

Moveup Investments Limited
C-22 World Trade Plaza
9 Fuhong Road
Shenzhen 518033 P.R.C.
Telephone: +1 (86 755) 8367-9378
Facsimile: +1 (86 755) 8367-9374
Attention: Shaoping Lu

If to Computershare

Computershare Trust Company, Inc.
350 Indiana Street, Suite 800
Golden, Colorado 80401
Telephone: (303) 262-0600
Facsimile: (303) 262-0603
Attention: Corporate Trust Department

Each Depositor, Applied Spectrum and the Company (the "Foreign Parties") hereby irrevocably appoints National Corporate Research, Ltd., of 225 West 34th Street, Suite 910, New York, N.Y. 10112, U.S.A. ("NCR") as its agent for the receipt of service of process in the United States. Each Foreign Party agrees that any document may be effectively served on it in connection with any action, suit or proceeding in the United States by service on its agents. The Investor Agent consents and agrees that each Foreign Party may, in its reasonable discretion, irrevocably appoint a substitute agent for the receipt of service of process located within the Untied States, and that upon such appointment, the appointment of NCR may be revoked.

Any document shall be deemed to have been duly served if marked for the attention of the agent at its address as set forth in this Section 8(b) or such other address in the United States as may be notified to the party wishing to serve the document and (a) left at the specified address if its receipt is acknowledged in writing; or (b) sent to the specified address by post, registered mail return receipt requested. In the case of (a), the document will be deemed to have been duly served when it is left and signed for. In the case of (b), the document shall be deemed to have been duly served when received and acknowledged.

If any Foreign Party's agent at any time ceases for any reason to act as such, such Foreign Party shall appoint a replacement agent having an address for service in the United States and shall notify the Investor Agent of the name and address of the replacement agent. Failing such appointment and notification, the holders of a majority of the Common Shares (as defined in the Securities Purchase Agreement) shall be entitled by notice to such Foreign Party to appoint a replacement agent to act on such Foreign Party's behalf. The provisions of this Section 8(b) applying to service on an agent apply equally to service on a replacement agent.

(c) Currency. As used herein, "Dollar", "US Dollar" and "$" each mean the lawful money of the United States.

(d) Assignment; Amendment. This Agreement and the rights and obligations hereunder of any of the parties hereto may not be assigned without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement will be binding upon and insure to the benefit of each of the parties hereto and their respective successors and permitted assigns. No portion of the Escrow Shares shall be subject to interference or control by any creditor to any party hereto, or be subject to being taken or reached by any legal or equitable process in satisfaction of any debt or other liability of any such party hereto prior to the disbursement thereof to such party hereto in accordance with the provisions of this Agreement. This Agreement may be changed or modified only in writing signed by all of the parties hereto. No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought. A waiver or amendment of any term or provision of this Agreement shall not be construed as a waiver or amendment of any other term or provision of this Agreement or any other Transaction Document.

(e) Entire Agreement. This Agreement, together with the Escrow Agreement and the other Transaction Documents (as defined in the Securities Purchase Agreement) contains the entire understanding and agreement between the parties hereto with respect to the subject matter of this Agreement, and all prior writings and discussions are hereby merged into this Agreement.

(f) Counterparts. This Agreement may be executed by facsimile signatures and in multiple counterparts, each of which shall be deemed an original. It shall not be necessary that each party executes each counterpart, or that any one counterpart be executed by more than one party so long as each party executes at least one counterpart.

(g) Headings. The headings contained in this Agreement are for convenience or reference only and shall not affect the construction of this Agreement.

(h) Governing Law; Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. The parties hereby agree that all actions or proceedings arising directly or indirectly from or in connection with this Agreement shall be litigated only in the Supreme Court of the State of New York or the United States District Court for the Southern District of New York located in New York County, New York. The parties consent to the jurisdiction and venue of the foregoing courts and consent that any process or notice of motion or other application to any of said courts or a judge thereof may be served inside or outside the State of New York or the Southern District of New York by registered mail, return receipt requested, directed to the party being served at its address set forth on the signature ages to this Agreement (and service so made shall be deemed complete three (3) days after the same has been posted as aforesaid) or by personal service or in such other manner as may be permissible under the rules of said courts. Each of the parties hereto irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action, or proceeding brought in such a court and any claim that suit, action, or proceeding has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(i) Third Party Beneficiaries. The Investors shall be intended third party beneficiaries of this Agreement to the same extent as if they were parties hereto, and shall be entitled to enforce the provisions hereof.

(j) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

(k) Dispute Resolution. In the case of a dispute as to the determination of the number of Released Escrow Shares, Remaining Escrow Shares or other arithmetic calculation hereunder, Applied Spectrum shall submit the disputed determinations or arithmetic calculations via facsimile within one (1) Business Day (as defined in the Securities Purchase Agreement) of receipt, or deemed receipt, of the event giving rise to such dispute, as the case may be, to the Investor Agent. If the Investor Agent and Applied Spectrum are unable to agree upon such determination or calculation within one (1) Business Day of such disputed determination or arithmetic calculation being submitted to the Investor Agent, then Applied Spectrum shall, within one Business Day submit via facsimile the disputed determination or (the disputed arithmetic calculation to the Independent Accountant. Applied Spectrum at Applied Spectrum 's expense, shall cause the Independent Accountant to perform the determinations or calculations and notify the Applied Spectrum and the Investor Agent of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations. The Independent Accountant's determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

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IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement by the authorized officer named below.

INVESTOR AGENT:

KEATING SECURITIES, LLC

By: /s/ Timothy J. Keating
Name: Timothy J. Keating
Title: President

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement by the authorized officer named below.

APPLIED SPECTRUM:

APPLIED SPECTRUM TECHNOLOGIES, INC.

By: /s/ Kevin R. Keating
Name: Kevin R. Keating
Title: President

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement by the authorized officer named below.

COMPANY:

EVER LEADER HOLDINGS LIMITED

By: /s/ Yiqing Wan
Name: Yiqing Wan
Title: Director

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement by the authorized officer named below.

XIA SHAREHOLDERS:

/s/ Yiqing Wan
 YIQING WAN

 /s/ Wei Xu
 WEI XU

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement by the authorized officer named below.

MOVEUP:

MOVEUP INVESTMENTS LIMITED

By: /s/ Shaoping Lu
Name: Shaoping Lu
Title: Director